INTERNATIONAL MONEY EXPRESS, INC. 2020
OMNIBUS EQUITY COMPENSATION PLAN
PSU AGREEMENT

THIS AGREEMENT (this “Agreement”), dated May __, 2025 (the “Date of Grant”), between International Money Express, Inc., a Delaware corporation (the “Company”), and Robert Lisy (“Grantee”), is made pursuant and subject to the provisions of the Company’s 2020 Omnibus Equity Compensation Plan (the “Plan”), a copy of which has been made available to Grantee. All terms used but not defined herein shall have the meanings given them in Exhibit I, or if such term is not defined in Exhibit I, the Plan.

1.    Award. Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company hereby grants Grantee _____ Performance Shares (the “Target Award”). Each Performance Share granted hereunder (“PSU”) represents the right to receive (i) one share of Stock for each PSU that is vested as of the Vesting Date (as defined below), and (ii) notional dividend equivalents described in Section 5, if any, each in accordance with the terms of and subject to adjustment as provided in this Agreement and the Plan. Grantee acknowledges and agrees that the grant of the PSUs in this Agreement satisfy the obligations of the Company and its Affiliates under Sections 2.04 and 2.05 of the employment agreement between Grantee and Intermex Holdings, Inc., an Affiliate of the Company effective as of January 1, 2024 (the “Employment Agreement”).
2.    Vesting.
(a)    General. Subject to the achievement of the performance goals set forth in Exhibit I, and except as otherwise set forth in Sections 2(c), 2(d), 2(e) and 2(f) herein, the PSUs granted hereby shall vest on the Vesting Date, provided that Grantee has remained in continuous employment or provision of services to the Company or its Affiliate (“Service”) through the Vesting Date. The calculation of the number of PSUs, if any, that may vest on the Vesting Date is specified in Exhibit I and is based upon performance goals achieved during the Performance Period. If the Company does not achieve the minimum threshold performance goals (as set forth in Exhibit I) during the Performance Period, the PSUs granted or otherwise eligible to vest hereunder shall be forfeited as of the date of such determination. The number of PSUs that vest on the Vesting Date shall be rounded up to the nearest whole PSU. Except as otherwise expressly provided in Sections 2(c), 2(d), 2(e) and 2(f), or as otherwise determined by the Committee, if Grantee’s Service terminates for any reason at any time prior to the Vesting Date, all of the PSUs shall be automatically forfeited upon such termination of Service and neither the Company nor any Affiliate shall have any further obligation to Grantee under this Agreement.
(b)    Committee Determinations Final. All determinations of whether performance goals have been achieved and the number of PSUs earned by Grantee, including any adjustment to be made, shall be made by the Committee in its sole discretion. Following completion of the Performance Period (generally during the first fiscal quarter following the end of the Performance Period), the Committee will review and certify (i) whether, and to what extent, the performance goals for the Performance Period have been achieved, and (ii) the number of PSUs that are eligible to vest upon the Vesting Date, if any. Such certification shall be final, conclusive and binding on Grantee, and on all other persons, to the maximum extent permitted by law.
(c)    Grantee’s Death or Disability. If Grantee dies or becomes “disabled” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code (“Disabled” or a “Disability”) prior to the cessation of Grantee’s Service and during the Performance Period and prior to a Change of Control, then PSUs equal to 100% of the Target Award shall vest on the date of such death or Disability (as applicable). If Grantee dies or becomes Disabled prior to the cessation of Grantee’s Service following the Performance Period but prior to the Vesting Date and prior to a Change of Control, all of the outstanding PSUs eligible to vest based on the performance achieved during the Performance Period, as certified by the Committee, shall vest as of the date of such death or Disability (as applicable).
(d)    Termination of Service by the Company or its Affiliate Without Cause. If Grantee’s Service terminates by action of the Company or its Affiliate without Cause (as defined in the Employment Agreement) during the first twelve (12) months of the Performance Period, all PSUs granted hereunder shall be automatically forfeited upon such Service termination. If Grantee’s Service terminates by action of the Company or its Affiliate without Cause after the first twelve (12) months of the Performance Period but before the Vesting Date, then a pro rata portion of the PSUs, determined by multiplying the number of PSUs (determined after applying the payout percentage certified by the Committee for the full Performance Period) by a fraction ( the numerator of which is the number of whole months between the first day of the Performance Period and the date of Grantee’s termination of Service, and the denominator of which is the number of months from the first day of the Performance Period to the Vesting Date), shall be eligible to vest as of the date of such Service termination. Any PSUs that are not eligible to vest in accordance with the preceding sentence shall be forfeited.
(e)    Termination of Service by Grantee for Retirement. If Grantee’s Service terminates due to Grantee’s resignation for Retirement (as defined in the Employment Agreement), then Grantee shall be eligible to vest in PSUs as determined under this Agreement as though his Service continued through the Vesting Date. Notwithstanding the foregoing, without limiting any party’s rights or obligations, all theretofore unsettled PSUs shall be forfeited immediately upon Grantee’s breach of his obligations under Section 5 of the Employment Agreement.
(f)    Change of Control.
(i)    If a Change of Control occurs prior to a termination of Grantee’s Service and during the first twelve (12) months of the Performance Period, 100% of the Target Award PSUs shall convert to time-vested Stock Units (such converted PSUs, “RSUs”) and all such RSUs shall, subject to continued Service through the Vesting Date, vest on the Vesting Date and be settled at the same time the original PSUs would have been settled in accordance with Section 3 of this

Agreement. Any PSUs that are not eligible to vest as of the Change of Control shall be forfeited.
(ii)    If a Change of Control occurs after the first twelve (12) months of the Performance Period but before the Vesting Date, all PSUs eligible to vest based on performance goals achieved in the most recently completed fiscal year(s) as of the date of such Change of Control (based on the targets set forth on Exhibit I), as certified by the Committee, shall convert to time-vested RSUs and (A) in the event the Change of Control is prior to the termination of Grantee’s Service, then all such RSUs shall, subject to continued Service through the Vesting Date, vest on the Vesting Date; and (B) in the event the Change of Control is after the termination of Grantee’s Service by the Company without Cause, which termination occurred after the first twelve (12) months of the Performance Period but before the Vesting Date, then, notwithstanding Section 2(d) to the contrary, a pro rata portion of such RSUs (determined by multiplying the RSUs by a fraction (the numerator of which is the number of whole months between the first day of the Performance Period and the date of Grantee’s termination of Service, and the denominator of which is the number of months from the first day of the Performance Period to the Vesting Date)) shall vest upon such Change of Control. Such RSUs shall be settled at the same time the original PSUs would have been settled in accordance with Section 3 of this Agreement. Any PSUs that are not eligible to vest as of the Change of Control shall be forfeited.
(iii)    Notwithstanding the foregoing or anything in Section 2(e) to the contrary, if a Change of Control that qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change of Control”) occurs and, at any time prior to the earlier of (A) the second (2nd) anniversary of the 409A Change of Control and (B) the Vesting Date, Grantee’s Service terminates by action of the Company or its Affiliate without Cause or due to Grantee’s Retirement, then all time-vested RSUs shall become immediately vested upon such Service termination. If Grantee dies or becomes Disabled prior to the cessation of Grantee’s Service following a Change of Control and prior to the Vesting Date, then all time-vested RSUs shall become immediately vested on the date of such death or Disability (as applicable).
(iv)    Notwithstanding the foregoing clauses (i) through (iii), if a Change of Control occurs while the Grantee is in continued Service, and the surviving entity does not assume and continue the PSUs, then the PSUs shall become fully vested immediately prior to the Change of Control based on the performance assumptions described in clauses (i) and (ii) above, as applicable.
(v)    All references to PSUs herein shall include the RSUs into which PSUs may be converted.
3.    Payment of PSUs (Settlement).

(a)    Payment in respect of the PSUs eligible to vest for the Performance Period (i.e., the settlement of such PSUs) shall be made in shares of Stock that shall be issued to Grantee as soon as practicable (and in any event within thirty (30) days) following the Vesting Date, or, if earlier, (a) the date of Grantee’s death or Disability, as applicable, while in continuous Service or (b) to the extent permitted under Section 409A, if a 409A Change of Control occurs and Grantee’s Service terminates prior to the second (2nd) anniversary of the 409A Change of Control, the date of such termination of Service.
(b)    Certificates or evidence of book-entry shares representing the Stock issued upon settlement of PSUs pursuant to this Section 3 will be delivered to or otherwise made available to Grantee (or, at the discretion of Grantee, jointly in the names of Grantee and Grantee’s spouse) or, in the case of Grantee’s death, to Grantee’s beneficiary or, if none is identified in the records of the Company, Grantee’s spouse or, if none, Grantee’s estate. It is intended that delivery of shares of Stock under this Agreement will comply with all applicable laws (including, the requirements of the Securities Act of 1933, as amended (the “Securities Act”)), and the applicable requirements of any securities exchange or similar entity.
(c)    Notwithstanding anything herein to the contrary, (i) to the extent Grantee breaches any restrictive covenants under an agreement Grantee entered into with the Company or any of its Affiliates, including without limitation those set forth in Section 5 of the Employment Agreement, the PSUs may be immediately forfeited to the extent not yet settled and (ii) the PSUs are subject to forfeiture and any Stock issued hereunder subject to clawback in accordance with Section 21(g) of the Plan.
4.    Transferability. The PSUs subject to this Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to Grantee immediately prior to such transfer. After such PSUs vest and are settled in accordance with this Agreement, no sale or disposition of such shares of Stock shall be made in the absence of an effective registration statement under the Securities Act with respect to such shares unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained or an exemption from such registration pursuant to Rule 144 under the Securities Act or otherwise is available.
5.    Rights as Shareholder; Dividend Equivalents. Grantee shall have no rights as a stockholder with respect to the PSUs unless and until the PSUs are settled by delivery of Stock in accordance with Section 3(b) of this Agreement. As of any date that the Company pays an ordinary cash dividend on its shares of Stock, the Company will increase the number of PSUs hereunder (i.e., by increasing the Target Award) by the number of shares of Stock that represent an amount equal to the per share value of dividend paid by the Company on its shares of Stock (if paid in cash or shares) multiplied by the number of target PSUs held by Grantee as of the related dividend payment record date. Any such additional PSUs shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original PSUs to which they relate. No additional PSUs shall be granted with respect to any PSUs which, as of the record date, have either been paid or terminated.
6.    Change in Capital Structure. In accordance with Section 5(d) of the Plan, the terms of this Agreement, including the number of shares of Stock in respect of the PSUs shall be adjusted as the Administrator determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization described in Section 5(d) of the Plan.
7.    Tax Liability and Withholding.
(a)    Grantee understands that when the PSUs are settled in accordance with Section 4, Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the share of Stock as of such date, and Grantee is responsible for all tax obligations that arise in connection with the PSUs. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the PSUs, the delivery of Stock underlying the PSUs, or the subsequent sale of any shares of the Stock underlying the PSUs; and (ii) does not commit to structure the PSUs or the delivery of Stock underlying the PSUs to reduce or eliminate Grantee’s liability for Tax-Related Items.
(b)    Notwithstanding anything in the Plan or this Agreement to the contrary, unless Grantee has delivered an amount necessary to satisfy the Tax-Related Items as of the settlement date for the PSUs, Grantee agrees to the following methods of satisfying the Tax-Related Items on behalf of Grantee in connection with the PSUs and the delivery of Stock underlying the PSUs, in the discretion of the Company: (i) through the automatic withholding of a sufficient number of shares of Stock that would otherwise be delivered to Grantee, applying procedures approved by the Administrator, such withheld shares having an aggregate Fair Market Value on the date of settlement that shall not exceed the minimum amount of the Tax-Related Items, rounded up for any partial share of Stock that would be withheld to satisfy such obligation (or such other amount as the Administrator determines will not result in additional compensation expense for financial accounting purposes under applicable financial accounting principles); (ii) through the deduction from any other payment otherwise due to Grantee at the time of exercise; or (iii) a combination of any or all of the foregoing.
(c)    Unless otherwise determined by the Administrator, Grantee may satisfy the tax withholding obligation by delivery of cash or by surrendering shares deliverable in settlement of the PSU or by delivering shares of Stock owned by Grantee (having in any case, an aggregate Fair Market Value on the date of exercise equal to the amount of the Tax-Related Items).

8.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan mean the Plan as in effect on the date hereof.
9.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Grantee any right to be retained in any position, as an employee, consultant or director of the Company or any of its subsidiaries. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate Grantee’s employment at any time, with or without Cause.
10.    Compliance with Law. The grant and settlement of the PSUs shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Stock may be listed. No shares of Stock shall be issued in settlement of the PSUs unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
11.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Grantee under this Agreement shall be in writing and addressed to Grantee at Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on Grantee and the Company.
13.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Grantee and Grantee’s beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.
14.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
15.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any Grants in the future. Future Grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s Service to the Company.

16.    Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect Grantee’s material rights under this Agreement without Grantee’s consent.
17.    No Impact on Other Benefits. The value of Grantee’s PSUs or the Stock underlying the PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
18.    Section 409A. This Agreement is intended to comply with section 409A of the Code (“Section 409A”) or an exemption thereunder in accordance with Section 21(b) of the Plan and shall be construed and interpreted, including any ambiguities herein, in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A. Notwithstanding the foregoing or anything herein to the contrary, if the PSUs constitute nonqualified deferred compensation within the meaning of Section 409A and if Grantee is deemed a “specified employee” within the meaning of Section 409A, each as determined by the Administrator, at a time when Grantee becomes eligible for settlement of the PSUs upon his or her “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the first day of the month following the date that is six months following Grantee’s separation from service and (b) Grantee’s death. If the PSUs constitute nonqualified deferred compensation within the meaning of Section 409A, references in this Agreement to a termination of employment or cessation of Service or the like shall mean a “separation from service” under Section 409A.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
20.    Grantee Bound by Plan. Grantee hereby acknowledges that a copy of the Plan has been made available to him or her and agrees to be bound by all the terms and provisions thereof. The terms and conditions of the Plan are incorporated into this Agreement by reference.
21.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to conflict of law principles.
22.    Acceptance. Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. Grantee acknowledges that there may be adverse tax consequences upon grant or vesting of or settlement of the PSUs and that Grantee should consult a tax advisor prior to such vesting or settlement.

[Signatures appear on following page]
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and Grantee has placed his or her signature hereon, effective as of the Date of Grant.

INTERNATIONAL MONEY EXPRESS, INC.

By:
Name: Robert Pargac
Title: General Counsel

I hereby accept this Grant of PSUs and I agree to be bound by the terms of the Plan and this Agreement. I further agree that all of the decisions and interpretations of the Company with respect thereto shall be final and binding.

ACCEPTED AND AGREED TO:

By:
    Robert Lisy

Date

EXHIBIT I
Performance Period
The “Performance Period” shall be the two-year period commencing on January 1, 2025 and ending on December 31, 2026.

Vesting Date
The “Vesting Date” shall be December 31, 2027.

Performance Goals
The actual number of PSUs eligible to vest upon the Vesting Date will be determined based on the Company’s cumulative adjusted EPS over the Performance Period as set forth in the chart below. “Adjusted EPS” shall be determined by dividing (i) net income adjusted to add back certain charges and expenses, such as non-cash amortization of intangible assets resulting from push-down accounting, which will recur in future periods until these assets have been fully amortized, non-cash compensation costs, litigation settlements and other charges and expenses that are not considered a part of core business operations and are not an indicator of ongoing, future company performance (“Adjusted Net Income”) by (ii) GAAP weighted-average common shares outstanding (basic).

Without limiting the rights of the Administrator under Section 14(e) of the Plan, the definition of Adjusted EPS required to be attained as set forth in the chart below, shall be adjusted to reflect non-cash and certain extraordinary, non-recurring items, which may include, without limitation, significant changes in the company’s capital allocation strategy, the effects of any special charges to the Company’s earnings, buyback activity less than $10MM/quarter (prorated for any partial quarter) due to any blackout period being imposed relating to a potential sale transaction, unforeseen changes to the macroeconomic business environment, unanticipated regulatory changes, changes in generally accepted accounting principles, impact of discontinued operations, restatement of prior period financial results, and unplanned acquisition/divestiture impacts, in any such case as the Committee determines to be equitable and appropriate in its sole discretion.

Determining PSUs Eligible to Vest
Except as otherwise provided in the Plan or the Agreement,* the number of PSUs eligible to vest with respect to the Performance Period shall be determined as set forth in the chart immediately below. Depending on the Company’s cumulative Adjusted EPS, Grantee may earn between 0% and 200% of the Target Award, as determined by the Administrator. No PSUs will be earned for performance below the threshold.

Cumulative Adjusted EPS During the Performance Period	PSUs Vesting as a Percentage of Target (Achievement between Threshold and lowest Target and between highest Target and Maximum will be interpolated on a straight-line basis.)
Less than $3.68 (Below Threshold)	0%
$3.68 (Threshold)	50%
$4.09-$4.28 (Target Range Performance)	100%
$4.71 (Maximum Performance)	200%

*In the event of a Change of Control during the second year of the Performance Period as contemplated by Section 2(e)(ii) of the Agreement, attainment of the performance goals for year one of the Performance Period will be based on the following:

Year One Adjusted EPS During the Performance Period	PSUs Vesting as a Percentage of Target (Achievement between Threshold and lowest Target and between highest Target and Maximum will be interpolated on a straight-line basis.)
Less than $1.86 (Below Threshold)	0%
$ 1.86 (Threshold)	50%

$1.96-2.15 (Target Range Performance)	100%
$2.26 (Maximum Performance)	200%